Exhibit 4.1

STATE OF DELAWARE

CERTIFICATE OF DISSOLUTION

(SECTION 275)

Third Harmonic Bio, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Third Harmonic Bio, Inc.

2.

The dissolution of the Corporation has been duly authorized by the Board of Directors and stockholders of the Corporation in accordance with subsections (a) and (b) of Section 275 of the General Corporation Law of the State of Delaware.

3.	The date of filing of the Corporation’s original Certificate of Incorporation in the State of Delaware was April 25, 2019, under the name Project IGE, Inc.

4.	The date the dissolution was authorized was July 16, 2025.

5.	The following is a list of the names and addresses of the directors of the Corporation:

NAME	ADDRESS

Mark Iwicki	1700 Montgomery Street, Suite 210 San Francisco, CA 94111

Natalie Holles	1700 Montgomery Street, Suite 210 San Francisco, CA 94111

Michael Gladstone	1700 Montgomery Street, Suite 210 San Francisco, CA 94111

H. Martin Seidel, Ph.D.	1700 Montgomery Street, Suite 210 San Francisco, CA 94111

Thomas M. Soloway	1700 Montgomery Street, Suite 210 San Francisco, CA 94111

David Bonita, M.D.	1700 Montgomery Street, Suite 210 San Francisco, CA 94111

Geoff McDonough, M.D.	1700 Montgomery Street, Suite 210 San Francisco, CA 94111

6.	The following is a list of the names and addresses of the officers of the Corporation:

NAME	TITLE	ADDRESS

Natalie Holles	Chief Executive Officer	1700 Montgomery Street, Suite 210 San Francisco, CA 94111

Christopher Murphy	Chief Financial and Business Officer	1700 Montgomery Street, Suite 210 San Francisco, CA 94111

7.	All of the rights and franchises of the Corporation are hereby surrendered.

8.	The signatory hereto acknowledges the above statements to be true.

By:	/s/ Christopher Murphy
Christopher Murphy
Chief Financial and Business Officer